Exhibit 99.1

Study Shows No Detectable Chance of Catching Virus from Breath Alcohol Test

WHEAT RIDGE, Colo., July 14, 2020 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced the results of a study aimed at determining risk of subject to subject virus transmission through their FC Series (Phoenix 6.0, EV30, FC20, etc.) and L Series (LX9, LT7, LT7I) breath alcohol testing products.

“We instinctively know the importance of using a new mouthpiece when conducting a test to prevent cross-contamination. This study confirms the safety of our breath alcohol testing for the person being tested when the test is properly conducted. This is crucial information in the age of Covid-19.” said Director of Sales Amy Evans.

The study, which was commissioned by Lifeloc, simulated a breath alcohol test performed on a highly infected test subject by pumping approximately 2 million MS2 Bacteriophage virus particles through a mouthpiece to simulate an infected subject. The MS2 virus was used in the study as a surrogate for common infectious viruses. After the highly infected test subject simulation, a following breath alcohol test was performed to evaluate risk of cross-contamination on test subjects.

Mark Lary, Director of Regulatory Affairs commented “In the follow up test we used a vacuum pump connected to a BioSampler to create the highest possible risk scenario by actually simulating a subject inhaling for 30 seconds through the mouthpiece. We were determined to see if there was any risk of inhaling a virus from a previous test whether accidently or even through intentional misuse.”

Analysis of the air pulled through multiple mouthpieces found no detectable viruses with the FC Series and L Series units. This analysis was done by an independent test laboratory familiar with testing bioactive hazard risks. Only Lifeloc-brand breath alcohol testers were examined and were demonstrated to not present this risk.

“It is important to Lifeloc that people being tested on our products understand how safe they are,” stated company president Wayne Willkomm. “Lifeloc remains committed to providing safe products for both the operator and the person being tested.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Mark Lary
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500